Exhibit 99.1
One Lincoln Street
Boston, MA 02111
News Release

Investor Contact: Ilene Fiszel Bieler	Media Contact: Marc Hazelton
+1 617/664-3477	+1 617/513-9439

STATE STREET REPORTS SECOND-QUARTER 2018 EPS OF $1.88, UP 23%,
AND ROE OF 14.7%, UP 2.1 PERCENTAGE POINTS,
COMPARED TO THE SECOND-QUARTER OF 2017

2Q18 RESULTS INCLUDE A $77 MILLION, OR $0.17 PER SHARE, REPOSITIONING CHARGE RELATED TO ORGANIZATIONAL REALIGNMENT

2Q18 REVENUE OF $3.0 BILLION, UP 8% COMPARED TO 2Q17, REFLECTING
STRENGTH IN BOTH FEE REVENUE AND NET INTEREST INCOME

EXPENSES DOWN SEQUENTIALLY; BEACON TO DELIVER $200 MILLION
IN SAVINGS IN 2018, UP FROM $150 MILLION

Boston, MA ...July 20, 2018
In announcing today’s financial results, Joseph L. Hooley, State Street’s Chairman and Chief Executive Officer, said, "Second-quarter and year-to-date 2018 results reflect strength across our asset servicing and asset management businesses as well as the benefit from higher net interest income. Importantly, year-to-date EPS growth of 30% compared to the first half of 2017 was supported by a 6% and 20% increase in servicing fees and management fees, respectively. Demand remains strong across our global client base as demonstrated by new servicing commitments announced in the first half of 2018 of $1.5 trillion."
Hooley added, "Through State Street Beacon, we have gained efficiencies across the organization, while delivering significant value and innovation to our clients. Building on the success of Beacon, we are now focused on achieving greater organizational effectiveness and streamlining to further advance the standardization and globalization of our business."
Hooley continued, "It continues to remain a priority to prudently manage expenses against the revenue environment and we remain on track to achieve our 2018 financial objectives."

Hooley concluded, "Building on our market-leading servicing capabilities, our announcement today of our agreement to acquire Charles River Development positions us to deliver the industry's first-ever front-to-middle-to-back office servicing platform. A comprehensive front to back solution coupled with enhanced data management provides State Street with the capabilities to further expand and deepen our client relationships and help solve some of their most pressing business challenges. The addition of Charles River Development's capabilities to State Street's existing product set provides another growth avenue for shareholders."

2Q18 Highlights
AUCA/AUM

•
Broad-based business momentum: Asset servicing AUCA as of quarter-end increased 9% from 2Q17 due to strength in equity markets, new business, and higher client flows, partially offset by client transitions. Asset management AUM as of quarter-end, increased 5% compared to 2Q17, primarily driven by strength in equity markets, partially offset by lower yielding institutional outflows.

•
New business: Asset servicing mandates announced year-to-date totaled approximately $1.5 trillion, of which $105 billion was newly announced in 2Q18. Servicing assets remaining to be installed in future periods totaled approximately $300 billion. In our asset management business, we experienced net outflows of $14 billion during 2Q18.

Revenue

•
Fee revenue: Increased 6% from 2Q17, driven by higher servicing fees, management fees, trading services, the favorable impact of currency translation, and the impact of the new revenue recognition standard, partially offset by lower securities finance fees.

◦
Servicing and management fees: Servicing fees increased 3% relative to 2Q17, benefiting from higher global equity markets and new business. Management fees increased 17% relative to 2Q17, primarily driven by higher global equity markets and the impact of the new revenue recognition standard.

•	Net interest income: Increased 15% relative to 2Q17, driven by higher market interest rates in the U.S. and disciplined liability pricing, partially offset by a mix shift to HQLA assets.
Expenses

•
Expenses: 2Q18 expenses increased 6% compared to 2Q17, primarily due to investments to support new business, higher salaries and benefits, and the impact of the new revenue recognition standard, partially offset by Beacon savings and lower performance-based incentive compensation.

◦	The impact of the new revenue revenue recognition standard and the unfavorable impact of currency translation contributed 4% points to expense growth.

◦
Expenses include a $77 million repositioning charge related to organizational changes and management streamlining, consisting of $61 million of compensation and employee benefits and $16 million of occupancy costs.

•	Beacon and organizational efficiencies:

◦
Savings: We now expect $200 million in savings in 2018 which exceeds our previously announced guidance of $150 million. We realized approximately $60 million of savings in both 1Q18 and 2Q18 for total year-to-date savings of approximately $120 million.

◦
Building on success: We are transitioning to our next phase of efficiency initiatives which includes management streamlining to further advance the standardization and globalization of our business. To achieve these efficiency initiatives, we recognized the above referenced 2Q18 repositioning charge of $77 million.

•	Operating leverage: Compared to 2Q17, the growth rate of total revenue exceeded the growth rate of total expenses, resulting in positive operating leverage of approximately 1.4% points.

•	Fee operating leverage: Compared to 2Q17, fee operating leverage was (0.8)% points. The impact from lower 2Q18 securities finance seasonality relative to 2Q17 contributed approximately 1%.

•	Pre-tax margin: Compared to 2Q17, pre-tax margin increased 1% point to 28.6%.
Capital

•
Key metrics: Relative to 2Q17, under the standardized approach, the estimated Basel III common equity tier 1 ratio for 2Q18 increased 10 basis points to 11.3%. The estimated 2Q18 leverage ratio was 7.1%, reflecting an increase of 10 basis points from 2Q17.

•
Capital Return: Declared a quarterly common stock dividend of $0.42 per share and on July 19, 2018, declared a 3Q18 dividend of $0.47 per share, representing an increase of 12% from the 2Q18 dividend. In anticipation of today's separately announced acquisition, we did not repurchase any common stock in 2Q18 and do not anticipate repurchasing any common stock for the remainder of the year.

Financial Results

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	2Q18	1Q18	Increase (Decrease)		2Q17	Increase (Decrease)
Total fee revenue(1)	$2,358	$2,378	(0.8)%		$2,235	5.5%
Net interest income(2)	659	643	2.5		575	14.6
Total revenue	3,026	3,019	0.2		2,810	7.7
Provision for loan losses	2	—	nm		3	nm
Total expenses(1)	2,159	2,256	(4.3)		2,031	6.3
Net income available to common shareholders	698	605	15.4		584	19.5
Earnings per common share:
Diluted earnings per share	1.88	1.62	16.0		1.53	22.9
Financial ratios:
Quarterly average total assets	224,089	226,870	(1.2)		223,917	0.1
Fee operating leverage(3)			346	bps		(80)	bps
Operating leverage(3)			453			139
Return on average common equity	14.7%	12.8%	190		12.6%	210
Return on tangible common equity(4)	21.1	20.1	100		17.3	380
Pre-tax margin (GAAP-basis)	28.6	25.3	330		27.6	100
Pre-tax margin (historical Operating-basis)	30.6	27.4	320		33.3	(270)
Effective tax rate	15.1	13.5	160		20.1	(500)

(1) Effects of the new revenue recognition standard (ASU 2014-09): The newly effective revenue recognition standard increased 2Q18 total fee revenue and total expenses by approximately $70 million each. Relative to 2Q17, the new revenue recognition standard contributed 2.4% and 2.9% to both fee revenue growth and expense growth, respectively. The revenue impact was approximately $45 million in management fees, $20 million in brokerage and other fees, and $5 million in other line items. The expense impact was approximately $15 million in transaction processing, $45 million in other expenses, and $10 million in information systems and communication.
(2) Approximately $15 million of swap costs in 1Q18 were reclassified from processing fees and other revenue within fee revenue to net interest income to conform to current presentation. No other prior periods were revised.
(3) The financial ratio represents the rate of growth of total revenue (or fee revenue) less the rate of growth of expenses relative to the preceding or prior year period, as applicable.
(4) Return on tangible common equity is calculated by dividing year-to-date annualized net income available to common shareholders (GAAP-basis) by tangible common equity. For additional information on the Reconciliation of Tangible Common Equity Ratio refer to the addendum included with this News Release.
nm Not meaningful

Selected Financial Information and Metrics
The tables below provide a summary of selected financial information and key ratios for the indicated periods.
The following table presents AUCA, AUM, market indices and foreign exchange rates for the periods indicated.

(Dollars in billions, except market indices and foreign exchange rates)	2Q18	1Q18	Increase (Decrease)	2Q17	Increase (Decrease)
Assets under custody and administration(1)(2)	$33,867	$33,284	1.8%	$31,037	9.1%
Assets under management(2)	2,723	2,729	(0.2)	2,606	4.5
Market Indices(3):
S&P 500® daily average	2,703	2,733	(1.1)	2,398	12.7
MSCI EAFE® daily average	2,018	2,072	(2.6)	1,856	8.7
MSCI® Emerging Markets daily average	1,138	1,204	(5.5)	993	14.6
HFRI Asset Weighted Composite® monthly average	1,407	1,406	0.1	1,339	5.1
Barclays Capital U.S. Aggregate Bond Index® period-end	2,013	2,016	(0.1)	2,021	(0.4)
Barclays Capital Global Aggregate Bond Index® period-end	478	491	(2.6)	471	1.5
Average Foreign Exchange Rate (Euro vs. USD)	1.192	1.229	(3.0)	1.101	8.3
Average Foreign Exchange Rate (GBP vs. USD)	1.360	1.391	(2.2)	1.280	6.3

(1) Includes assets under custody of $25,415 billion, $25,046 billion, and $23,362 billion, as of 2Q18, 1Q18, and 2Q17, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

Assets Under Management
The following table presents 2Q18 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed-Income	Cash(2)	Multi-Asset-Class Solutions	Alternative Investments(3)	Total
Balance as of March 31, 2018	$1,670	$433	$336	$146	$144	$2,729
Long-term institutional inflows(1)	48	33	—	18	3	102
Long-term institutional outflows(1)	(68)	(24)	—	(19)	(3)	(114)
Long-term institutional flows, net	(20)	9	—	(1)	—	(12)
ETF flows, net	(2)	3	—	—	(1)	—
Cash fund flows, net	—	—	(2)	—	—	(2)
Total flows, net	(22)	12	(2)	(1)	(1)	(14)
Market appreciation	34	(2)	1	1	1	35
Foreign exchange impact	(15)	(6)	(2)	(2)	(2)	(27)
Total market/foreign exchange impact	19	(8)	(1)	(1)	(1)	8
Balance as of June 30, 2018	$1,667	$437	$333	$144	$142	$2,723

(1) Amounts represent long-term portfolios, excluding ETFs.
(2) Includes both floating and constant-net-asset-value portfolios held in commingled structures or separate accounts.
(3) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares ETF and SPDR® Long Dollar Gold Trust ETF. State Street is not the investment manager for the SPDR® Gold Shares ETF and the SPDR® Long Dollar Gold Trust ETF, but acts as the marketing agent.

Revenue

(Dollars in millions)	2Q18	1Q18	Increase (Decrease)		2Q17	Increase (Decrease)
Servicing fees	$1,381	$1,421	(2.8)%		$1,339	3.1%
Management fees	465	472	(1.5)		397	17.1
Trading services revenue	315	304	3.6		289	9.0
Securities finance revenue	154	141	9.2		179	(14.0)
Processing fees and other revenue	43	40	7.5		31	38.7
Total fee revenue(1)	2,358	2,378	(0.8)		2,235	5.5
Net interest income(1)	659	643	2.5		575	14.6
Gains (losses) related to investment securities, net	9	(2)	nm		—	—
Total Revenue	$3,026	$3,019	0.2		$2,810	7.7
Net interest margin	1.46%	1.40%	6	bps	1.27%	19	bps

(1) Approximately $15 million of swap costs in 1Q18 were reclassified from processing fees and other revenue within fee revenue to net interest income to conform to current presentation. No other prior periods were revised. The newly effective revenue recognition standard increased 2Q18 total fee revenue by approximately $70 million. The fee revenue impact was approximately $45 million in management fees, $20 million in brokerage and other fees, and $5 million in other line items.
nm Not meaningful

Servicing fees increased from 2Q17, primarily due to higher global equity markets, increased client activity, new business, and the favorable impact of currency translation. Compared to 1Q18, servicing fees decreased, primarily due to lower global equity markets, client transitions, and the unfavorable impact of currency translation.
Management fees increased from 2Q17, primarily due to higher global equity markets and the adoption of the new revenue recognition accounting standard. Management fees decreased from 1Q18, primarily due to lower global equity markets.
Trading Services revenue increased from 2Q17 and 1Q18, the increase over both periods reflects higher FX client volumes.
Securities finance revenue decreased from 2Q17, reflecting lower seasonal activity in 2Q18 relative to 2Q17. Compared to 1Q18, securities finance revenue increased primarily due to seasonality.
Processing fees and other revenue increased from 2Q17, largely reflecting lower amortization related to tax-advantaged investments and higher software fees. Compared to 1Q18, processing fees and other revenue increased due to higher software fees.
Net interest income increased from 2Q17 and 1Q18, primarily due to higher market interest rates in the U.S. and disciplined liability pricing, partially offset by a mix shift to HQLA assets. Net interest margin increased 19 and 6 basis points compared to 2Q17 and 1Q18, respectively, driven by higher U.S. interest rates and disciplined liability pricing and a smaller balance sheet.

Expenses

(Dollars in millions)	2Q18	1Q18	Increase (Decrease)	2Q17	Increase (Decrease)
Compensation and employee benefits	$1,125	$1,249	(9.9)%	$1,071	5.0%
Information systems and communications	321	315	1.9	283	13.4
Transaction processing services	246	242	1.7	207	18.8
Occupancy	124	120	3.3	116	6.9
Acquisition and restructuring costs(1)	—	—	—	71	(100.0)
Other	343	330	3.9	283	21.2
Total Expenses(1)	$2,159	$2,256	(4.3)	$2,031	6.3

(1) Effects of the new revenue recognition standard: The newly effective revenue recognition standard increased 2Q18 total expenses by approximately $70 million. Relative to the expense impact was approximately $15 million in transaction processing, $45 million in other expenses, and $10 million across other expense line items.

Compensation and employee benefits expenses increased from 2Q17, primarily due to the $61 million related to the repositioning charge, increased costs to support new business, annual merit increases, and the unfavorable impact of currency translation, partially offset by lower performance based incentive compensation and Beacon savings. Compared to 1Q18, compensation and employee benefits expenses decreased primarily due to the absence of expenses associated with the seasonal deferred incentive compensation for retirement-eligible employees, lower 2Q18 performance based incentives and Beacon savings, partially offset by the 2Q18 repositioning charge related to organizational changes and management streamlining.
Information systems and communications expenses increased from 2Q17, primarily due to Beacon related investments and costs to support new business.
Transaction processing services expenses increased from 2Q17, reflecting higher client volumes and higher market levels as well as the impact of the new revenue recognition standard.
Occupancy expenses increased from both 2Q17 and 1Q18. The increase over both periods reflects a 2Q18 $16 million charge related to right-sizing the real estate footprint as part of our organizational realignment.
Other expenses increased from 2Q17, primarily due to the impact of the new revenue recognition accounting standard. Compared to 1Q18, other expenses increased reflecting higher Beacon related investments and regulatory professional costs.
The 2Q18 effective tax rate was 15.1% compared to 20.1% in 2Q17 and 13.5% in 1Q18. The decrease in 2Q18 tax rate compared to 2Q17 reflects the impact of the lower U.S. tax rate under the TCJA as well as a reduction in deferred tax liabilities, partially offset by a decline in tax exempt income. The 1Q18 tax rate included elevated benefits attributable to the vesting of stock based compensation.

The following table presents regulatory capital ratios as of June 30, 2018 and March 31, 2018. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Also presented is the calculation of State Street's supplementary leverage ratio (SLR). Unless otherwise noted, all capital ratios presented in the table and elsewhere in this News Release refer to State Street Corporation.

June 30, 2018(1)	Basel III Advanced Approaches (Estimated) Pro-Forma(2)(3)	Basel III Standardized Approach (Estimated) Pro-Forma(3)
Common equity tier 1 ratio	12.4%	11.3%
Tier 1 capital ratio	15.7	14.3
Total capital ratio	16.4	15.1
Tier 1 leverage ratio	7.1	7.1

March 31, 2018
Common equity tier 1 ratio	12.1%	10.8%
Tier 1 capital ratio	15.4	13.7
Total capital ratio	16.3	14.6
Tier 1 leverage ratio	6.9	6.9

As of June 30, 2018 (Dollars in millions)(1)	Fully Phased-In SLR
Tier 1 Capital	$15,419
Total assets for SLR	250,160
Supplementary Leverage Ratio	6.2%

As of March 31, 2018 (Dollars in millions)
Tier 1 Capital	$15,146
Total assets for SLR	252,362
Supplementary Leverage Ratio	6.0%

(1) June 30, 2018 capital ratios are preliminary estimates.
(2) The advanced approaches-based ratios (actual and estimated) included in this presentation reflect calculations and determinations with respect to our capital and related matters, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions, collectively referred to as “advanced systems.” Refer to the addendum included with this News Release for a description of the advanced approaches and a discussion of related risks. Effective January 1, 2018, the applicable final rules are in effect and the ratios presented are calculated based on fully phased-in CET1, tier 1 and total capital numbers.
(3) Estimated pro-forma fully phased-in ratios as of June 30, 2018 reflect capital and total risk-weighted assets calculated under the Basel III final rule. Refer to the addendum included with this News Release for reconciliations of these estimated pro-forma fully phased-in ratios to our capital ratios calculated under the then applicable regulatory requirements. Effective January 1, 2018, the applicable final rules are in effect and the ratios presented are calculated based on fully phased-in CET1, tier 1 and total capital numbers.

Investor Conference Call and Quarterly Website Disclosures
State Street will webcast an investor conference call today, Friday, July 20, 2018, at 8:00 a.m. EDT, available at http://investors.statestreet.com/. The conference call will also be available via telephone, at +1 877-423-4013 inside the U.S. or at +1 706-679-5594 outside of the U.S. The Conference ID is # 5069567.
Recorded replays of the conference call will be available on the website, and by telephone at +1 855-859-2056 inside the U.S. or at +1 404-537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is # 5069567.
The telephone replay will be available for approximately two weeks following the conference call. This News Release, presentation materials referred to on the conference call and additional financial information are available on State Street's website, at http://investors.statestreet.com/ under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”
State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage ratio, on a quarterly basis on its website at http://investors.statestreet.com/, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For 2Q18, State Street expects to publish its updates during the period beginning today and ending on or about July 25, 2018.
State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $33.9 trillion in assets under custody and administration and $2.7 trillion* in assets under management as of June 30, 2018, State Street operates globally in more than 100 geographic markets and employs over 38,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management include the assets of the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF (approximately $33 billion as of June 30, 2018), for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) serves as marketing agent; SSGA FD and State Street Global Advisors are affiliated.
Additional Information
In this News Release:

•	All earnings per share amounts represent fully diluted earnings per common share.

•	Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period.

•
New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Newly announced servicing asset mandates for the first quarter for 2018 include a significant amount of assets contracted for in the fourth quarter of 2017 for which we received client consent to disclose in the first quarter of 2018. Servicing mandates and servicing assets remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time be significant.

•
New business in assets to be serviced is reflected in our AUCA after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUCA and AUM as of June 30, 2018. Distribution fees from the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF are recorded in brokerage and other fee revenue and not in management fee revenue.

Forward-Looking Statements
This News Release (and the conference call referenced herein) contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “expect,” "priority," “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to July 20, 2018.
Important factors that may affect future results and outcomes include, but are not limited to:

•
the financial strength of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposures as a result of our acting as agent for our clients, including as asset manager;

•
increases in the volatility of, or declines in the level of, our NII, changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and changes in the manner in which we fund those assets;

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the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits; the liquidity of the assets on our balance sheet and changes or volatility in the sources of such funding, particularly the deposits of our clients; and demands upon our liquidity, including the liquidity demands and requirements of our clients;

•
the level and volatility of interest rates, the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally; and the impact of monetary and fiscal policy in the U.S. and internationally on prevailing rates of interest and currency exchange rates in the markets in which we provide services to our clients;

•
the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of such securities and the recognition of an impairment loss in our consolidated statement of income;

•
our ability to attract deposits and other low-cost, short-term funding; our ability to manage the level and pricing of such deposits and the relative portion of our deposits that are determined to be operational under regulatory guidelines; and our ability to deploy deposits in a profitable manner consistent with our liquidity needs, regulatory requirements and risk profile;

•
the manner and timing with which the Federal Reserve and other U.S. and foreign regulators implement or reevaluate the regulatory framework applicable to our operations (as well as changes to that framework), including implementation or modification of the Dodd-Frank Act and related stress testing and resolution planning requirements, implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee and European legislation (such as the AIFMD, UCITS, the Money Market Funds Regulation and MiFID II / MiFIR); among other consequences, these regulatory changes impact the levels of regulatory capital and liquidity we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, restrictions on banking and financial activities and the manner in which we structure and implement our global operations and servicing relationships. In addition, our regulatory posture and related expenses have been and will continue to be affected by changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, liquidity and capital planning, resolution planning, compliance programs, and changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;

•
adverse changes in the regulatory ratios that we are, or will be, required to meet, whether arising under the Dodd-Frank Act or implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital or liquidity ratios that cause changes in those ratios as they are measured from period to period;

•
requirements to obtain the prior approval or non-objection of the Federal Reserve or other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or corporate activities, including, without limitation, acquisitions, investments in subsidiaries, dividends and stock purchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital or corporate initiatives may be restricted;

•
changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

•	economic or financial market disruptions in the U.S. or internationally, including those which may result from recessions or political instability; for example, the U.K.'s decision to exit from the European Union may continue to disrupt financial markets or economic growth in Europe or potential changes in trade policy and bi-lateral and multi-lateral trade agreements proposed by the U.S.;

•
our ability to create cost efficiencies through changes in our operational processes and to further digitize our processes and interfaces with our clients, any failure of which, in whole or in part, may among other things, reduce our competitive position, diminish the cost-effectiveness of our systems and processes or provide an insufficient return on our associated investment;

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our ability to promote a strong culture of risk management, operating controls, compliance oversight, ethical behavior and governance that meets our expectations and those of our clients and our regulators, and the financial, regulatory, reputation and other consequences of our failure to meet such expectations;

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the impact on our compliance and controls enhancement programs associated with the appointment of a monitor under the deferred prosecution agreement with the DOJ and compliance consultant appointed under a settlement with the SEC, including the potential for such monitor and compliance consultant to require changes to our programs or to identify other issues that require substantial expenditures, changes in our operations, or payments to clients or reporting to U.S. authorities;

•
the results of our review of our billing practices, including additional findings or amounts we may be required to reimburse clients, as well as potential consequences of such review, including damage to our client relationships or our reputation and adverse actions by governmental authorities;

•	the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes, or civil or criminal proceedings;

•	changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;

•
the large institutional clients on which we focus are often able to exert considerable market influence and have diverse investment activities, and this, combined with strong competitive market forces, subjects us to significant pressure to reduce the fees we charge, to potentially significant changes in our AUCA or our AUM in the event of the acquisition or loss of a client, in whole or in part, and to potentially significant changes in our fee revenue in the event a client re-balances or changes its investment approach or otherwise re-directs assets to lower- or higher-fee asset classes;

•	the potential for losses arising from our investments in sponsored investment funds;

•
the possibility that our clients will incur substantial losses in investment pools for which we act as agent, the possibility of significant reductions in the liquidity or valuation of assets underlying those pools and the potential that clients will seek to hold us liable for such losses; the possibility that our clients or regulators will assert claims that our fees with respect to such investment products are not appropriate or consistent with our fiduciary responsibilities;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

•	the credit agency ratings of our debt and depositary obligations and investor and client perceptions of our financial strength;

•	adverse publicity, whether specific to State Street or regarding other industry participants or industry-wide factors, or other reputational harm;

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our ability to control operational risks, data security breach risks and outsourcing risks, our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business, and the possibility that our controls will prove insufficient, fail or be circumvented;

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our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology and our ability to control related risks, including cyber-crime and other threats to our information technology infrastructure and systems (including those of our third-party service providers) and their effective operation both independently and with external systems, and complexities and costs of protecting the security of such systems and data;

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changes or potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of industry consolidation and perceptions of State Street as a suitable service provider or counterparty;

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our ability to complete acquisitions, joint ventures and divestitures, including our proposed acquisition of Charles River Development, and our the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

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the risks that our acquired businesses and joint ventures will not achieve their anticipated financial, operational and product innovation benefits or will not be integrated successfully, or that the integration will take longer than anticipated; that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced; that client and deposit retention goals will not be met; that other regulatory or operational challenges will be experienced; and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

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our ability to integrate Charles River Development's front office systems with our middle and back office capabilities to offer an front to back office system that is competitive and meets our clients requirements;

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our ability to recognize evolving needs of our clients and to develop products that are responsive to such trends and profitable to us; the performance of and demand for the products and services we offer; and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

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our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;

•	changes in accounting standards and practices; and

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the impact of the U.S. tax legislation enacted in 2017, and changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2017 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.